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                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                       CITADEL COMMUNICATIONS CORPORATION
                       ----------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    -----------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

     (5) Total fee paid:

         ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         ----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

     (3) Filing Party:

         ----------------------------------------------------------------------

     (4) Date Filed:

         ----------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[CITADEL LOGO]


NEWS ANNOUNCEMENT                                 FOR IMMEDIATE RELEASE

CONTACT:

Lawrence R. Wilson, CEO                           Stewart A. Lewack
Donna L. Heffner, CFO                             Jennifer L. Colbert
Citadel Communications Corporation                Jaffoni & Collins Incorporated
702/804-5200                                      212/835-8500 or citc@jcir.com



           CITADEL COMMUNICATIONS CORPORATION AND CITADEL BROADCASTING
               COMPANY REPORT FOURTH QUARTER AND YEAR END RESULTS

   ANNUAL BROADCAST CASH FLOW REACHES ALL TIME HIGH -- EXCEEDING $100 MILLION

LAS VEGAS, Nevada, February 26, 2001 - Mid-sized market radio broadcaster Citadel Communications Corporation (Nasdaq: CITC) ("the Company") and its operating subsidiary, Citadel Broadcasting Company ("Citadel"), today announced results for the three-month and twelve-month periods ended December 31, 2000. The Company is a holding company for Citadel.

For the three months ended December 31, 2000, consolidated net revenue increased 66.3% to $92.3 million from $55.5 million in the same period of 1999. Broadcast cash flow (BCF) (defined as station operating income excluding depreciation, amortization, corporate general and administrative expenses, non-recurring items and other non-cash charges) rose 63.5% to $34.5 million for the fourth quarter of 2000, compared to $21.1 million in the corresponding period of 1999. Earnings before interest, taxes, non-cash deferred compensation, depreciation and amortization (EBITDA) for the fourth quarter of 2000 was $32.0 million, up 71.1% from $18.7 million in the corresponding 1999 period. After-tax cash flow (ATCF) (defined as net income or loss, plus depreciation, amortization, non-recurring items and other non-cash charges less deferred tax benefit) declined to $0.18 per diluted share in the fourth quarter of 2000, compared to $0.27 per diluted share in the fourth quarter of 1999, primarily as a result of higher interest expense related to recently completed acquisitions.

                                     -more-




--------------------------------------------------------------------------------
City Center West, 7201 West Lake Mead Boulevard, Suite 400, Las Vegas, NV 89128.
                         702/804-5200. FAX 702/804-5936

CITADEL COMMUNICATIONS/CITADEL BROADCASTING, 2/26/01                      page 2


Commenting on the results, Chairman and Chief Executive Officer, Larry Wilson, stated, "During 2000, we were faced with the challenges of integrating 77 newly acquired stations while operating in a slowing economy as the year progressed. Our net revenue and BCF growth through this difficult environment reflect favorably upon the quality of our asset base and the talents and efforts of our employees. In addition to having achieved annual BCF in excess of $100 million for the first time in our history, we are also proud of improving the Company's overall BCF margin for the year to 37.7%, especially in view of the fact that most of our newly integrated stations initially operate at lower margin levels."

On a same-station basis, fourth quarter 2000 net revenue (generated from stations in markets where Citadel operated for the full 2000 and 1999 periods, excluding one market in the early stages of development and excluding trade revenue) increased 5.2% to $46.4 million, compared to $44.1 million in the fourth quarter of 1999. BCF, excluding trade revenue and trade expense, on this same-station basis, increased 16.7% to $19.6 million for the fourth quarter of 2000 from $16.8 million for the same period of 1999.

On a pro forma basis - as if recently completed and pending transactions were completed on January 1, 1999 and after giving effect to discontinued operations
- consolidated net revenue for the fourth quarter of 2000 would have been $95.0 million and BCF for that quarter would have been $35.9 million. Pro forma results reflect Citadel's acquisition and disposition of various radio stations on or prior to February 26, 2001, including the pending acquisition of five stations in Tucson, Arizona and the pending divestiture of four stations in Monroe, Louisiana.

For the fourth quarter of 2000, the Company reported a net loss applicable to common shares of $22.1 million, or $0.60 per share, compared to a net loss of $7.7 million, or $0.24 per share, in the fourth quarter of 1999. Citadel reported a net loss applicable to common shares of $22.1 million, or $491.27 per share, for the fourth quarter of 2000, compared to a net loss of $7.7 million, or $170.14 per share, in the fourth quarter of 1999. The net loss is primarily due to higher non-cash depreciation and amortization expenses related to station acquisitions, higher non-cash deferred compensation expense relating to stock options and higher interest expense. The Company's weighted average number of shares outstanding for the quarter increased to 36,970,729 from 31,475,276 in the year-ago period primarily due to a follow-on offering of common stock in February 2000.

                                     -more-

CITADEL COMMUNICATIONS/CITADEL BROADCASTING, 2/26/01                      page 3


For the fiscal year ended December 31, 2000, consolidated net revenue increased 59.6% to $284.8 million compared to $178.5 million in the fiscal year ended December 31, 1999. BCF for the year ended December 31, 2000 rose 70.1% to $107.5 million from $63.2 million in fiscal 1999. EBITDA in the year ended December 31, 2000 rose 75.1% to $98.4 million, compared to $56.2 million in fiscal 1999. ATCF in fiscal 2000 rose to $0.97 per diluted share, compared to $0.62 per diluted share in fiscal 1999.

On the same-station basis described earlier, net revenue increased 7.6% to $129.5 million for the year ended December 31, 2000 from $120.4 million for fiscal 1999. BCF, on this same-station basis, increased 16.7% to $52.4 million for fiscal 2000 from $44.9 million in fiscal 1999.

On a pro forma basis - as if recently completed and pending transactions as described above were completed on January 1, 1999 and after giving effect to discontinued operations - consolidated net revenue for the year ended December 31, 2000 would have been $356.7 million and BCF would have been $133.5 million.

For fiscal year 2000, the Company reported a net loss applicable to common shares of $51.3 million, or $1.41 per share, compared to a net loss of $23.0 million, or $0.80 per share, in fiscal 1999. Citadel reported a net loss applicable to common shares of $51.3 million, or $1,139.42 per share, for fiscal year 2000, compared to a net loss of $23.0 million, or $540.77 per share, for fiscal 1999. The Company's weighted average number of shares outstanding was 36,340,978 and 28,779,712 for fiscal years 2000 and 1999, respectively.

In January 2001, the Company agreed to be acquired by an affiliate of Forstmann Little & Co., a leading acquirer and owner of businesses, for $26 per share in cash, or a total transaction value of approximately $2.0 billion, including assumed and refinanced debt and preferred stock. The transaction, which has been approved by the Board of Directors of the Company, is expected to close in the second half of 2001, following receipt of Federal Communications Commission
(FCC) and shareholder approval.

ABOUT THE COMPANY AND CONFERENCE CALL INFORMATION

Citadel is a radio broadcasting company that, upon completion of pending transactions, will own or operate 143 FM and 66 AM stations concentrated in 43 mid-sized markets.

The Company and Citadel will host a conference call and simultaneous Webcast at 4:30 p.m. EST on February 26, 2001 that are open to the general public. Conference call dial-in numbers are 212/346-0220 and 415/247-8535. The Webcast of the call will be available at www.citadelcommunications.com.

                                     -more-

CITADEL COMMUNICATIONS/CITADEL BROADCASTING, 2/26/01                      page 4


FORWARD-LOOKING STATEMENTS

This news announcement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrase "is expected" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, general economic changes and changes in the radio broadcast industry, fluctuations in the demand for advertising, possible difficulties in integrating recently acquired radio stations, the timing of future acquisition closings and variations in interest rates. Other key risks are described in the Company's and Citadel's reports filed with the U.S. Securities and Exchange Commission ("the SEC"). Except as otherwise stated in this news announcement, neither the Company nor Citadel undertakes any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.


CERTAIN ADDITIONAL INFORMATION

In connection with the proposed acquisition of the Company by an affiliate of Forstmann Little discussed above, the Company will be filing a definitive proxy statement with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of the proxy statement when it becomes available as well as other material filed by the Company or Citadel with the SEC through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement will also be available from the Company upon request made to the Secretary of the Company by mail at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128 or by telephone at (702) 804-5200.

The Company, its directors, executive officers and certain other members of management and employees may be deemed to be soliciting proxies of Company's stockholders to approve the proposed merger agreement between the Company and Forstmann Little's wholly owned subsidiary, FLCC Holdings, Inc. A description of any interests that such directors, executive officers and employees have in the transaction will be available in the Company's proxy statement referenced above.

                                 (tables follow)

CITADEL COMMUNICATIONS/CITADEL BROADCASTING, 2/26/01                      page 5


                CITADEL COMMUNICATIONS CORPORATION AND SUBSIDIARY
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                    Three Months Ended                              Year Ended
                                                         December 31,                              December 31,
                                             ----------------------------------        ----------------------------------
                                                     2000                 1999                2000                  1999
                                                     ----                 ----                ----                  ----
                                              (unaudited)           (unaudited)         (unaudited)             (audited)
                                              -----------           -----------         -----------             ---------
Net revenue                                      $ 92,293              $55,523             $284,824             $178,495

Station operating expenses                         57,819               34,459              177,359              115,312
                                               ----------         ------------         ------------         ------------

Broadcast cash flow (1)                            34,474               21,064              107,465               63,183

Depreciation and amortization                      26,626               11,279               76,502               35,749

Corporate general & administrative                  2,517                2,342                9,092                7,010

Non-cash deferred compensation                      2,642                1,474               12,246                1,727
                                               ----------         ------------         ------------         ------------

Operating income                                    2,689                5,969                9,625               18,697

Interest expense                                   22,156                7,883               53,135               25,385

Interest income                                      (188)                (345)              (3,914)              (1,877)

Other (income)/expense, net                           103                1,192                 (684)               1,489
                                               ----------         ------------         ------------         ------------

Net loss before income taxes                      (19,382)              (2,761)             (38,912)              (6,300)

Income tax benefit                                 (1,345)                (360)              (4,022)              (1,647)
                                               ----------         ------------         ------------         ------------

Net loss from continuing
   operations                                    $(18,037)             $(2,401)            $(34,890)            $ (4,653)

Net loss from discontinued
   operations, net of tax                            (358)              (2,474)              (1,904)              (4,275)

Loss on disposal of discontinued
   operations, net of tax                            (603)               ( - )               (2,430)               ( - )
                                               ----------         ------------         ------------         ------------

Net loss                                          (18,998)              (4,875)             (39,224)              (8,928)

Dividend requirement for Exchangeable

   Preferred Stock                                  3,109                2,781               12,050               14,103
                                               ----------         ------------         ------------         ------------

Net loss applicable to
   common shares                                 $(22,107)             $(7,656)            $(51,274)            $(23,031)
                                               ==========         ============         ============         ============

Net loss per common share                          $(0.60)              $(0.24)              $(1.41)              $(0.80)
                                               ==========           ==========           ==========           ==========

Weighted average common shares
   outstanding                                 36,970,729           31,475,276           36,340,978           28,779,712
                                               ==========           ==========           ==========           ==========


(1) Broadcast cash flow consists of station operating income excluding depreciation, amortization, corporate general and administrative expenses, non-recurring items and other non-cash charges.

                                     -more-

CITADEL COMMUNICATIONS/CITADEL BROADCASTING, 2/26/01                      page 6


                CITADEL COMMUNICATIONS CORPORATION AND SUBSIDIARY
                                  Summary Data
                                   (unaudited)
                             (dollars in thousands)


                                      Three Months Ended                    Year Ended
                                         December 31,                       December 31,
                                    -------------------------         -------------------------
                                     2000               1999            2000              1999
                                     ----               ----            ----              ----
HISTORICAL:
Net revenue                         $92,293           $55,523         $284,824          $178,495
Broadcast cash flow                  34,474            21,064          107,465            63,183
BCF Margin                            37.4%             37.9%            37.7%             35.4%
EBITDA                               31,957            18,722           98,373            56,173
ATCF (Per diluted share)               0.18              0.27             0.97              0.62

SAME STATION:
Net revenue                         $46,446           $44,056         $129,528          $120,413
Broadcast cash flow                  19,615            16,825           52,403            44,856
BCF Margin                            42.2%             38.2%            40.5%             37.3%

PRO FORMA:
Net revenue                         $94,979           $92,902         $356,741          $330,513
Broadcast cash flow                  35,888            35,291          133,538           117,673
BCF Margin                            37.8%             38.0%          37.4%               35.6%
EBITDA                               33,371            32,948          124,446           110,795


                CITADEL COMMUNICATIONS CORPORATION AND SUBSIDIARY
                           Selected Balance Sheet Data
                                 (in thousands)


                                     ------------------------------------------
CONSOLIDATED BALANCE SHEET DATA        DECEMBER 31, 2000     DECEMBER 31, 1999
                                             (UNAUDITED)             (AUDITED)
                                     ------------------------------------------
Cash and cash equivalents                     $    8,092              $ 17,981
Working capital                                   58,268                54,777
Total assets                                   1,485,564               716,613
Long term debt                                   863,373               345,025
Total stockholders' equity                       414,271               219,209



                                     # # #